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                      February 24, 2021

       Hitomaro Yano
       Executive Officer and Head of Treasury and Accounting
       ORIX CORP
       2-4-1 Hamamatsu-cho
       Minato-ku
       Tokyo 105-6135 Japan

                                                        Re: ORIX CORP
                                                            Form 20-F for the
Fiscal Period Ending March 31, 2020
                                                            Filed June 29, 2020
                                                            File 001-14856

       Dear Mr. Yano:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance